EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Wednesday, October 3, 2012 4:30 P.M. CDT

A. H. Belo Corporation Announces Third Quarter Revenues,

2012 and 2013 Adjusted EBITDA Guidance

and Pension Buyouts

DALLAS – A. H. Belo Corporation (NYSE: AHC) announced today that it expects third quarter revenues to be in the range of $108 to $109 million, a decrease of one to two percent versus the third quarter of 2011. This performance was driven by advertising revenues in August and September at The Dallas Morning News, and by increased printing and distribution revenue in Providence and Riverside. Advertising revenue at The Morning News was up over the prior year for both months.

Robert W. Decherd, chairman, president and Chief Executive Officer, said, “We are encouraged by third quarter revenue performance. While visibility remains challenging, our focus on diversifying and stabilizing revenues remains our top priority, and these results reflect the hard work of A. H. Belo’s employees on all fronts.”

The Company reaffirmed its guidance for full-year 2012 Adjusted EBITDA, or earnings before interest, taxes, and depreciation and amortization (“EBITDA”) with pension expense added back, of $37 to $41 million. The 2013 planning process is still underway. However, absent unexpected changes, Adjusted EBIDTA for 2013 will be in the same range.

The Company also announced it is offering, or will automatically distribute, lump sum payments to certain pension plan participants whose benefits have a present value of $30,000 or less. The Board of Directors authorized these actions in conjunction with the Company’s continued efforts to address pension plan underfunding and reduce the cost of operating the Company’s plans. Approximately 1,500 participants, or 30 percent of total plan participants, will receive these offers or distributions. The number of actual participants selecting the voluntary opportunities will not be known until later in 2012.

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A. H. Belo Corporation Announces Third Quarter Revenues,

2012 and 2013 Adjusted EBITDA Guidance and Pension Buyouts

October 3, 2012

Page Two

Investor Day

A. H. Belo’s 2012 Investor Day will take place on Thursday, October 4 in Dallas, Texas beginning at 9:00 a.m. CDT. A. H. Belo’s Management Committee and Publishers will discuss operating and financial strategies, and the Company’s real estate portfolio. Investor Day will be simultaneously webcast, beginning at 9:30 a.m. CDT, on the Company’s website at www.ahbelo.com/invest. The Company will place the 2012 Investor Day presentation on www.ahbelo.com/invest at approximately 7:00 a.m. CDT. An archive and transcript of the webcast will be available at www.ahbelo.com in the Investor Relations section.

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and related websites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of nine Pulitzer Prizes; The Providence Journal, the oldest continuously-published daily newspaper in the United States and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving the Inland Southern California region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes niche publications targeting specific audiences, and its investments and/or partnerships include Classified Ventures, owner of Cars.com, and the Yahoo! Newspaper Consortium. A. H. Belo also owns and operates commercial printing, distribution and direct mail service businesses. Additional information is available at www.ahbelo.com or by contacting Alison K. Engel, Senior Vice President/Chief Financial Officer, at 214-977-2248.

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A. H. Belo Corporation Announces Third Quarter Revenues,

2012 and 2013 Adjusted EBITDA Guidance and Pension Buyouts

October 3, 2012

Page Three

Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, impairments, pension plan contributions, real estate sales, share repurchases, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals, and on schedule, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and other public disclosures and filings with the Securities and Exchange Commission.